Exhibit 99.2

Pogo Producing Company

Supplemental Information (Unaudited) (1)(2)

	Quarter Ended		Six Months Ended
Financial Data	June 30,		June 30,
(Data in $ thousands, except per share amounts)	2005	2004	2005	2004

Revenues:
Oil and gas	274,044	250,479	528,106	485,130
Other	520	218	13,610	700
Total	274,564	250,697	541,716	485,830

Operating Expenses:
Lease operating	33,464	22,864	62,185	46,333
General and administrative	18,320	14,674	37,045	29,843
Exploration	3,319	4,836	14,498	13,290
Dry hole and impairment	6,502	5,027	53,857	7,423
Depreciation, depletion and amortization	67,923	66,210	138,381	129,209
Production and other taxes	14,190	10,009	25,366	17,759
Transportation and other	4,409	4,760	10,248	9,642
Total	148,127	128,380	341,580	253,499

Operating Income	126,437	122,317	200,136	232,331

Interest:
Charges	(13,850)	(6,627)	(24,061)	(16,071)
Income	1,369	86	2,186	204
Capitalized	2,713	3,468	4,910	8,016
Total Interest Expense	(9,768)	(3,073)	(16,965)	(7,851)

Loss on Debt Extinguishment	—	(10,893)	—	(10,893)

Foreign Currency Transaction Gain (Loss)	(8)	(1)	2	(3)

Income from continuing operations before income taxes	116,661	108,350	183,173	213,584

Income tax expense	42,683	41,270	69,686	79,803

Net Income from continuing operations	73,978	67,080	113,487	133,781

Income (loss) from discontinued operations, net of tax	29,461	(1,891)	49,188	3,048

Net income	103,439	65,189	162,675	136,829

Basic earnings per share
Income from continuing operations	1.23	1.05	1.83	2.10
Income (loss) from discontinued operations	0.48	(0.03)	0.80	0.05

Basic earnings per share	1.71	1.02	2.63	2.15

Diluted earnings per share
Income from continuing operations	1.22	1.04	1.82	2.08
Income (loss) from discontinued operations	0.48	(0.03)	0.78	0.05

Diluted earnings per share	1.70	1.01	2.60	2.13

Weighted Average Number of Common Shares and Potential Common Shares Outstanding:
Basic shares	60,342	63,738	61,925	63,703
Diluted shares	60,909	64,333	62,489	64,273

Discretionary Cash Flow:
Net Income	103,439	65,189	162,675	136,829
(Income) loss from discontinued operations, net of tax	(29,461)	1,891	(49,188)	(3,048)
Depreciation, depletion and amortization	67,923	66,210	138,381	129,209
Deferred Taxes	(2,192)	8,993	(9,057)	4,898
Dry Hole and Impairment	6,502	5,027	53,857	7,423
Exploration	3,319	4,836	14,498	13,290
Gains on Property Sales	—	(37)	(250)	(268)
Capitalized Interest	(2,713)	(3,468)	(4,910)	(8,016)
Other Noncash	2,849	13,104	6,824	14,858
Net cash provided by continuing operations before changes in assets and liabilities	149,666	161,745	312,830	295,175
Discretionary cash flow of discontinued operations	42,215	38,289	100,211	82,636

Total	191,881	200,034	413,041	377,811

(1) Supplemental Information should be read in conjunction with Pogo’s Quarterly Earnings Release.

(2) Results from continuing operations exclude activities from Thailand and Hungary.